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EXHIBIT 5

January 23, 2004

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street N.W.
Judiciary Plaza
Washington, DC
USA 20546

Dear Sir:

Re: Suncor Energy Inc. — Form S-8 Registration Statement

        I am Vice President, Associate General Counsel and Corporate Secretary with Suncor Energy Inc. (the "Corporation"). This opinion is given in connection with the Corporation's Form S-8 to be filed with the United States Securities and Exchange Commission on or about January 27, 2004 (the "Registration Statement") relating to the issuance by the Corporation of up to 600,000 common shares ("Common Shares") of the Corporation, issuable in connection with options (the "Options") granted pursuant to the Suncor Energy Inc. Executive Stock Plan (the "ESP") in the manner set forth in the Registration Statement.

        In giving this opinion, I have reviewed and examined such corporate proceedings and other documents, have considered such matters of law and made such inquiries of officers of the Corporation as I have considered appropriate and necessary in order to enable me to give the opinion expressed herein. As to certain matters of fact which have not been independently established, I have relied upon certificates of public officials. For the purposes of this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents reviewed, and the conformity to the originals of all documents reviewed and which are conformed, facsimile or photostat copies thereof.

        Based upon the foregoing, I am of the opinion that:

1.
The Corporation has allotted and reserved the Common Shares to be issued and sold upon the exercise of the Options.

2.
Upon the exercise of the Options and receipt by Suncor of payment in full for the Common Shares, such Common Shares when sold as contemplated by the ESP will be duly and validly issued as fully paid and non-assessable.

        The opinions expressed herein relate only to the laws of the Province of Alberta and the federal laws of Canada applicable therein. This opinion is effective as of the date hereof and you shall have the right to rely on this opinion only in connection with the registration of the Common Shares. No person other than the addressee hereof shall have the right to rely on this opinion for any purpose whatever without my prior written consent.

        I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the references to my name in this Registration Statement.

Yours truly,

SUNCOR ENERGY INC.
By:	/s/ JANICE B. ODEGAARD Janice B. Odegaard Vice President, Associate General Counsel and Corporate Secretary

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  EXHIBIT 5